Exhibit 10.11
NATURAL GAS PURCHASE AGREEMENT
By and Between
TARGA GAS MARKETING LLC
(“Buyer”)
And
TARGA NORTH TEXAS LP
(“Seller”)
Effective as of January 1, 2007

NATURAL GAS PURCHASE AGREEMENT
This Natural Gas Purchase Agreement is executed on February 5, 2007, but effective January 1, 2007, by and between TARGA GAS MARKETING LLC (“Buyer”) and TARGA NORTH TEXAS LP (“Seller”) (each a “Party,” and together, the “Parties”), and sets forth the terms and conditions pursuant to which Seller will sell to Buyer, and Buyer will purchase from Seller, certain Gas (as hereinafter defined) produced at natural gas processing facilities owned and operated by Seller.
1. Definitions.
As used in this Agreement, the following terms shall have the following meaning:
“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, with the term “control” (including the terms “controlled by” or “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if (i) such Person owns fifty percent (50%) or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control, or (ii) such Person has operational control of the specified Person pursuant to an operating agreement, management agreement or other contractual rights.
“Buyer’s Adjustments” means, for each Delivery Point, (i) all transportation costs incurred by Buyer, including pipeline tariff charges, imbalance charges, cash-out charges and other similar imbalance-related charges attributable to the Gas, (ii) all other costs and charges reasonably incurred by Buyer in connection with its sale of Gas to its customers, and (iii) all cost and charges reasonably incurred by Buyer in connection with its purchase and transportation of Replacement Gas.
“Business Day” means any day except Saturday, Sunday or Federal Reserve Bank holidays.
“Claims” means any and all claims, liabilities, losses, damages, demands, penalties, fines, causes of action, remediation expenses, suits, judgments, arbitration awards, court orders, directives, injunctions, decrees or awards of any jurisdiction, and any costs and expenses related to the same (including court costs, reasonable attorneys’ fees, and other reasonable expenses of litigation)
“Confidential Information” means this Agreement and any other written data or information (or an oral communication if the Party requesting confidentiality for such oral communication promptly confirms such communication in writing) which is privileged, confidential or proprietary, except information which (i) is a matter of public knowledge at the time of its disclosure or is thereafter published in or otherwise ascertainable from any source available to the public without breach of this Agreement, (ii) constitutes information which is obtained from a third party (who or which is not an Affiliate of one of the Parties) other than by or as a result of unauthorized disclosure, or (iii) prior to the time of disclosure had been independently developed by the receiving Party or its Affiliates not utilizing improper means.

“Delivery Point” is defined in Section 6.1.
“Early Termination Date” is defined in Section 14.2(i).
“Gas” means any mixture of hydrocarbons and non-combustible gases as a gaseous state, and includes Plant Gas and Replacement Gas, as applicable.
“Intercompany Gas” means Plant Gas sold by Seller to Buyer for sale and delivery to an Affiliate of Buyer.
“Intercompany Gas Price” means, with respect to each Delivery Point, (a) for Plant Gas that is designated by Buyer as Intercompany Gas for delivery beginning on the first day of any Month, the price per MMBtu, as reported in the first publication of Inside FERC’s Gas Market Report for such Month for the geographic location closest to such Delivery Point, less Buyer’s Adjustments, or (b) for Plant Gas that is designated by Buyer as Intercompany Gas for delivery at any time after the first day of any Month, the price per MMBtu, equal to the “Daily Midpoint” price as reported in the “Daily Price Survey” of Platts’ Gas Daily for the relevant day, less Buyer’s Adjustments. Notwithstanding the foregoing, if there is no single price published for such day, but there is published a range of prices, then the Intercompany Gas Price for such day will be the average of the high and low prices in that range. If no price or range of prices is published for such day, the Intercompany Gas Price will be the be the average of the following: (i) the price (determined as stated above) for the first day for which a price or range of prices is published that next precedes the relevant day; and (ii) the price (determined as stated above) for the first day for which a price or range of prices is published that next follows the relevant day.
“MMBtu” means 1,000,000 British thermal units.
“Month” shall mean the period beginning at 7:00 AM Central Standard Time (as adjusted for Central Daylight Time) on the first day of a calendar month and ending at 6:59 AM on the last day of such calendar month.
“Nominated Quantity” means the quantity of Plant Gas nominated by Seller to be delivered at the applicable Delivery Point during the applicable period.
“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.
“Plant” or “Plants” means one or more natural gas processing plants that are now or hereafter owned or operated by Seller, including but not limited to the plants identified on Exhibit “A,” attached hereto and incorporated herein by reference.
“Plant Gas” means all residue gas owned or controlled by Seller that is produced from and/or processed at the Plants and is not now or hereafter committed by Seller for sale to third parties.
“Plant Gas Proceeds” means, for each Delivery Point, the aggregate proceeds received by Buyer from its sales of Plant Gas delivered at such Delivery Point to Buyer’s customers, including third parties and Affiliates of Buyer.
“Receiving Transporter” means the transporter receiving Gas at a Delivery Point.

“Replacement Gas” means, for each Delivery Point, gas purchased by Buyer from a party other than Seller to replace any Plant Gas for sale to Buyer’s customers or Affiliates in the event that the quantity of Plant Gas reasonably anticipated by Buyer to be available for delivery at such Delivery Point during any period is less than the Nominated Quantity.
“Replacement Gas Acquisition Cost” means, for each Delivery Point, the sum of (i) actual costs paid by Buyer for Replacement Gas attributable to such Delivery Point, and (ii) Buyer’s Adjustments attributable to such Replacement Gas.
“Replacement Gas Adjustment” is defined in Section 5.
“Replacement Gas Proceeds” means, for each Delivery Point, the aggregate proceeds received by Buyer from its sales of Replacement Gas attributable to such Delivery Point to Buyer’s Affiliates and third parties, less Buyer’s Adjustments.
“Taxes” means any or all ad valorem, property, occupation, severance, generation, first use, conversion, Btu or Gas, transport, transmission, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, regulatory assessments by federal, state or local agencies or commissions (including, but not limited to, FERC assessments), license fees, permits or assessments or increases therein, other than taxes based on net income or net worth
“Termination Payment” is defined in Section 14.2(i).
“WASP Price” means, for each Delivery Point, a price per MMBtu for each Month equal to (i) Plant Gas Proceeds for such Month, less Buyer’s Adjustments for such Month, divided by (ii) the total number of MMBtus of Plant Gas delivered at such Delivery Point during such Month.
2. Term; Termination.
     2.1 This Agreement shall commence on January 1, 2007, and shall continue in full force and effect for a term of fifteen (15) years (the “Initial Term”). At the expiration of the Initial Term, this Agreement shall be automatically extended for consecutive sixty (60) month terms, unless either Party shall have given written notice of termination to the other Party at least one hundred twenty (120) days prior to the expiration of (i) the Initial Term, or (ii) the then-current five (5) year extension, as applicable.
     2.2 In the event that either Party ceases to be an Affiliate of Targa Resources, Inc., then either Party may, at its sole discretion, elect to terminate this Agreement upon one hundred twenty (120) days’ notice to the other Party.
3. Quantity.
     Subject to the terms and conditions of this Agreement, for each Month during the Term, Seller agrees to sell and deliver and Buyer agrees to purchase and receive all of Seller’s Plant Gas.
4. Price.
     4.1 The price per MMBtu for all Plant Gas delivered by Seller hereunder during each Month (other than Intercompany Gas) shall be the applicable WASP Price for such Month.

     4.2 Except as otherwise agreed by the Parties from time to time pursuant to a written addendum to this Agreement, the price for Intercompany Gas delivered by Seller hereunder during each Month shall be the applicable Intercompany Gas Price for such Month.
5. Replacement Gas Adjustment.
The amount payable to Seller under this Agreement for any Month will be adjusted by an amount, determined for each Delivery Point, obtained by subtracting (i) the Replacement Gas Proceeds from (ii) the Replacement Gas Acquisition Cost (the “Replacement Gas Adjustment”). If the Replacement Gas Adjustment is a positive number, the amount payable to Seller for such Month will be decreased by such amount, and if the Replacement Gas Adjustment is a negative number, the amount payable to Seller will be increased by such amount.
6. Delivery Point; Transfer of Title.
The delivery point (“Delivery Point”) for each Plant shall be a point at or near the tailgate of such Plant.
7. Transportation; Nominations.
     7.1 Seller shall have the sole responsibility for delivering the Gas to the Delivery Points. Buyer shall have the sole responsibility for transporting the Gas from the Delivery Points.
     7.2 Seller will nominate the total quantity of Plant Gas (in MMBtu per day) to be delivered to each Delivery Point for such Plant during any Month, giving sufficient time to meet the applicable pipeline or gathering company’s nomination deadlines for such Month, and will also provide Buyer with any other operational information which could have a significant effect on the quantity of Plant Gas delivered from each Plant for the Month. Seller and Buyer will cooperate in communicating throughout each Month regarding any changes in the quantity of Plant Gas to be delivered at each Delivery Point. Should Seller become aware that actual deliveries at any Delivery Point on any day will be more or less than the Nominated Quantity, Seller shall promptly notify Buyer.
8. Quality; Delivery Pressure.
All Gas delivered by Seller hereunder shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Agreement shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.
9. Taxes, Royalties and Other Charges.
Seller is liable for and shall pay, or cause to be paid, all Taxes applicable to the purchase or sale of Gas at a particular Delivery Point arising prior to the Delivery Points. Seller will release, indemnify, defend and save Buyer harmless from and against all Claims for such Taxes. In the event Buyer is required to remit such Taxes, Seller shall reimburse Buyer for such amount. Buyer is liable for and shall pay or cause to be paid all Taxes applicable to the purchase or sale of Gas to a particular Delivery Point arising at or after the Delivery Points. Buyer shall release, indemnify, defend and save Seller harmless from and against all Claims for such Taxes. In the event Seller is required to remit such Taxes, Buyer shall reimburse Seller for such amount.
10. Billing and Payments.
     10.1 On or before the fifteenth (15th) day following each Month during the Term (and for the first Month following the expiration or termination of this Agreement, Buyer shall deliver to Seller a statement for the preceding Month showing the daily and total volume of Gas delivered to each Delivery Point, the applicable price for such Gas, any Replacement Gas Adjustment, and any other amounts and adjustments due hereunder, and the total amount due from Buyer to Seller. If the actual volume delivered is not available by such billing date, Buyer shall use an estimated volume based on nominations. The estimated volume will then be corrected to the actual volume on the following Month’s billing or as soon thereafter as transport information is available.
     10.2 On or before the twenty-fifth (25th) day of each Month, Buyer will pay Seller at the notice address set forth in Section 11, in immediately available funds, for Gas delivered during the preceding Month.  In the event that either Party discovers any underpayment or overpayment, such Party shall promptly notify the other Party, and Seller or Buyer, as applicable shall make a payment to the other Party in the amount of any undisputed overpayment or underpayment, as applicable, no later than thirty (30) days after receipt of such notice. The Parties agree that, notwithstanding the provisions of this Section 10, no retroactive adjustment shall be made for any overpayment or underpayment more than twenty-four (24) months from the date of the original payment to which such overpayment or underpayment relates.
11. Notices.
Every notice, request, statement or bill provided for in this Agreement shall be in writing directed to the Party to whom given, made or delivered at such Party’s address as set forth below and as such address may be changed from time to time with written notice to the other Party.

Buyer: TARGA GAS MARKETING LLC

Notices and Correspondence:	Invoices and Statements :

Targa Gas Marketing LLC	Targa Gas Marketing LLC
1000 Louisiana, Suite 4300	1000 Louisiana, Suite 4300
Houston, TX 77002	Houston, TX 77002
Attn: Contract Administration	Attn: Gas Marketing Accounting
Phone: (713) 584-1000	Phone: (713) 584-1000
Fax: (713) 584-1503	Fax: (713) 584-1100

Operational Matters:	Duns No.: 61-094-6290

Targa Gas Marketing LLC	Federal Tax ID: 20-1884884
1000 Louisiana, Suite 4300
Houston, TX 77002
Attn: Manager, Gas Scheduling
Phone: (713) 584-1354
After Hours Number: (713) 584-1354

Seller: TARGA NORTH TEXAS LP

Notices and Correspondence:

Targa North Texas LP	Duns No.: 00-947-4847
1000 Louisiana, Suite 4300	Federal Tax ID: 20-4036176
Houston, TX 77002
Attn: Contract Administration	Wire Transfer:JP Morgan Chase
Phone: (713) 584-1000	Account #5567890
Fax: (713) 584-1503	ABA #00071000013
12. Title, Warranty and Indemnity.
     12.1 Seller shall have title, custody and control of the Gas and shall assume liability and risk of loss with respect to the Gas prior to the applicable Delivery Point. Buyer shall have title, custody and control of the Gas and shall assume liability and risk of loss with respect to the Gas at and after the applicable Delivery Point.
     12.2 Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by Seller to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 12.2 AND IN SECTION 15.7, SELLER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.
     12.3 Seller shall release, indemnify, defend and hold harmless Buyer from and against all Claims arising from or relating to the Gas prior to the Delivery Points. Buyer shall release, indemnify, defend and hold harmless Seller from and against all Claims arising from and relating to the Gas at and after the Delivery Points.

     12.4 Notwithstanding the other provisions of this Article 12, as between Seller and Buyer, Seller will be liable for, and shall release, indemnify, defend and hold harmless Buyer from and against all Claims arising from or related to the failure of Gas delivered by Seller to meet the quality requirements of Section 8.
     12.5 EXCEPT AS OTHERWISE PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR AGREEMENT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.
13. Force Majeure.
     13.1 In the event that either Party is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon such Party’s giving notice and full particulars of such event of force majeure, this Agreement shall be suspended, except for the payment of monies owed hereunder, to the extent and for the period that such ability to perform is prevented by such force majeure condition. Initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible.
     13.2 The term “force majeure” as employed in this Agreement shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, failure or inability to secure or maintain capacity for purposes of transportation of gas on any pipeline system, acts of the public enemy, wars, riots, terrorism, blockades, insurrections, freezing of wells or pipelines, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure.
14. Events of Default; Termination.
     14.1 It shall be an “Event of Default” if:
i. Either Party becomes insolvent, makes an assignment for the benefit of creditors, or a receiver or trustee is appointed for the benefit of such Party’s creditors, or a Party makes a filing for protection from creditors under any bankruptcy or insolvency laws, or such filing is made against a Party;
ii. Buyer fails to make any payment when due and such nonpayment shall have continued for ten (10) Days or more after notice of same from Seller; or
iii. Either Party fails to perform any of its material obligations hereunder and such nonperformance shall have continued for thirty (30) Days or more after notice of same from the other Party.
     14.2 If an Event of Default occurs and is continuing, the non-defaulting Party may, by written notice to the defaulting Party, designate a day no earlier than the day such notice is effective as an early termination date (“Early Termination Date”). On the Early Termination Date, all obligations due on or after the Early Termination Date under the Agreement shall be terminated except as provided herein. If an Early Termination Date has been designated, the non-defaulting Party shall in good faith calculate the amount due between the parties as of the Early Termination Date. The non-defaulting party shall notify the defaulting Party in writing of the amount due and whether it is owed to or from the defaulting Party (the “Termination Payment”). The party owing the Termination Payment shall pay it to the other party within two (2) Business Days after the effective date of such notice, with interest at the Base Rate from the Early Termination Date until paid.
In addition, the defaulting Party hereunder shall reimburse the non-defaulting Party, on demand, for actual, reasonable out-of-pocket expenses (with interest at the Base Rate), including, without limitation, reasonable legal fees and expenses incurred by the other Party in connection with the enforcement of the Agreement.
If an Early Termination Date is designated, the non-defaulting party shall be entitled, in its sole discretion, to set-off any amount payable by the non-defaulting Party or any of its Affiliates to the defaulting Party under the Agreement or otherwise, against any amounts payable by the defaulting Party to the non-defaulting Party or any of its Affiliates under this Agreement or otherwise. This provision shall be in addition to any right of setoff or other right and remedies to which any party is otherwise entitled (whether by operation of law, contract or otherwise). If an obligation is unascertained, the non-defaulting party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the non-defaulting party accounting to the defaulting Party when the obligation is ascertained.
15. Miscellaneous.
     15.1 Each Party agrees that it shall not disclose Confidential Information whether acquired before or after the Effective Date, to any third party other than each Party’s officers, directors, employees, advisors or representatives who need to know and agree to maintain the confidentiality of the Confidential Information (collectively, “Representatives”) during the Term and for a period of not more than three (3) years after the end of the Term. Each Party shall be responsible for any breach of this Agreement by its Representatives. Notwithstanding anything contained in this Section 16.1, Confidential Information may be disclosed to any governmental, judicial or regulatory authority requiring such Confidential Information, provided that: (i) such Confidential Information is submitted under applicable provisions if any, for confidential treatment by such governmental, judicial or regulatory authority; (ii) prior to such disclosure, the Party who supplied the information is given notice of the disclosure requirement so that it may take whatever action it deems appropriate, including intervention in any proceeding and the seeking of an injunction to prohibit such disclosure; and (iii) the Party subject to the governmental, judicial or regulatory authority endeavors to protect the confidentiality of any Confidential Information to the extent reasonable under the circumstances and to use its good faith efforts to prevent the further disclosure of any Confidential Information provided to any governmental, judicial or regulatory authority.
     15.2 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective Parties hereto, and the covenants, conditions, rights and obligations of this Agreement shall run for the full term of this Agreement. No assignment of this Agreement, in whole or in part, will be made without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld or delayed; provided, either Party may (i) transfer, sell, pledge, encumber, or assign this Agreement or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or Affiliate by assignment, merger or otherwise without the prior approval of the other Party. Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.
     15.3 The invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of any other provisions hereof or this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed to the maximum extent possible as if such invalid provision had not been included herein. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     15.4 This Agreement sets forth all understandings between the Parties respecting each transaction subject hereto, and any prior Agreements, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Agreement and any effective transaction(s). This Agreement may be amended only by a writing executed by both Parties. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
     15.5 The interpretation and performance of this Agreement shall be governed by the laws of the State of Texas, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction. This Agreement and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the Parties, their facilities, Gas supply, this Agreement or transaction or any provisions thereof. The Parties shall comply with all applicable laws in the performance of their respective obligations under this Agreement.
     15.6 Each Party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement. Each person who executes this Agreement on behalf of either Party represents and warrants that it has full and complete authority to do so and that such Party will be bound thereby.
     15.7 The provisions of Section 14.2 and Article 12, shall survive any expiration or termination of this Agreement.
     15.8 Nothing in this Agreement shall entitle any person other than Seller or Buyer, or their successors or assigns, to any claim, cause of action, remedy or right of any kind relating to the transaction(s) contemplated by this Agreement.
     15.9 In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (ii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iii) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; (iv) the plural shall be deemed to include the singular and vice versa, as applicable, and (v) unless the context otherwise requires, any reference to a statutory provision (including those contained in subordinate legislation) is a reference to the provision as amended or re-enacted, or as modified by other statutory provisions from time to time, and includes subsequent legislation made under the relevant statute.

EXECUTED February 5, 2007, but effective January 1, 2007.

“BUYER”		“SELLER”

TARGA GAS MARKETING LLC		TARGA NORTH TEXAS LP

By: Targa North Texas GP LLC

By:	/s/ Stacy Duke	By:	/s/ Clark White

Name	Stacy Duke	Name:	Clark White
Title:	Vice President	Title:	Vice President and Region Manager